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                   SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.   20549


                                FORM  8-K


                             CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     September 14, 1994

                   CENTRAL AND SOUTH WEST CORPORATION
         (Exact name of registrant as specified in its charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

           1-1443                                    51-0007707
(Commission File Number)                  (IRS Employer Identification No.)

              1616 Woodall Rodgers Freeway, Dallas TX 75202
          (Address of principal executive offices)  (zip code)

                             (214) 777-1000
          (Registrant's telephone number, including area code)



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Item 5.  Other Events

Proposed El Paso Electric Company (El Paso) Merger

       As previously announced, Central and South West Corporation (Corporation or CSW), has entered into an agreement and plan of merger between El Paso and CSW, dated as of May 8, 1993, as amended (Merger Agreement), pursuant to which El Paso would emerge from bankruptcy through a merger (Merger) as a wholly owned subsidiary of the Corporation. Various regulatory approvals and other conditions must be obtained or met on terms satisfactory to the Corporation before it will consummate the Merger. Background information on the proposed Merger is contained in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 and the Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

Las Cruces, New Mexico Referendum

       On August 30, 1994 voters in the City of Las Cruces, New Mexico (Las Cruces), approved a referendum authorizing the city government to proceed with efforts to acquire from El Paso, through negotiated purchase or eminent domain, the electric utility system, including certain distribution, substation and associated transmission facilities (Distribution System). As previously reported, El Paso's franchise with Las Cruces expired March 18, 1994 and has not been replaced or extended. Since that time, El Paso has continued to provide electric service to customers within Las Cruces. On June 6, 1994, the Las Cruces City Council approved resolutions (i) selecting the proposals of Southwestern Public Service Company (SPS) for the provision of firm wholesale electric power and operation and maintenance services for the Distribution System; and (ii) authorizing the staff of Las Cruces to negotiate contracts with SPS related to such services. Las Cruces has stated that it continues to examine alternatives for acquiring a distribution system and has obtained authority from the New Mexico State Board of Finance to issue up to $90 million in revenue bonds to finance the acquisition. On August 22, 1994, Las Cruces awarded a wholesale full requirements power contract to SPS. As discussed above, delivery of power under the contract would be subject to the outcome of efforts by Las Cruces to acquire the Distribution System.

        El Paso stated that it will continue to provide electric service within Las Cruces, despite the outcome of the referendum discussed above, Before Las Cruces could terminate electric service from El Paso, a number of legal matters must be resolved. El Paso has informed CSW that it intends to continue its challenges to Las Cruces' efforts to force its removal as the provider of electric service to Las Cruces.

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Bankruptcy Proceeding

        One of the legal impediments to Las Cruces' pursuit of municipalization is the automatic stay in El Paso's bankruptcy proceeding. Las Cruces has filed a motion with the United States Bankruptcy Court for the Western District of Texas, Austin Division (Bankruptcy Court) to lift the automatic stay in El Paso's bankruptcy case to allow Las Cruces to (i) commence action against El Paso for failure to pay franchise fees after expiration of the franchise in March 1994; (ii) enter El Paso's property to conduct an appraisal of the electric distribution system and any suitability studies; (iii) give notice of intent to file a condemnation action; and (iv) commence state court condemnation proceedings against El Paso to condemn El Paso's distribution system within Las Cruces' city limits. The Bankruptcy Court is scheduled to hear the motion on September 20, 1994.

       On August 1, 1994, in response to Las Cruces' motion, the Corporation filed an amended response with the Bankruptcy Court which states that the threat or actual commencement of condemnation proceedings by Las Cruces or the elimination of El Paso's service to Las Cruces by condemnation or otherwise may constitute an El Paso Material Adverse Effect (MAE) as defined in the Merger Agreement, the absence of which is a condition of the Corporation's obligation to consummate the Merger. The existence of a MAE would preclude consummation of the Merger unless the Corporation waives this condition in writing.

       On September 14, 1994, CSW filed its second amended response with the Bankruptcy Court stating that, whether or not the automatic stay is modified or maintained, the intent and plan of Las Cruces' to file a condemnation proceeding creates a situation that must be timely and favorably resolved by El Paso before the consummation of the Merger. El Paso has asserted that it believes that it is in the best interest of this estate and the Merger for the stay to remain in place. Because El Paso believes it is in a better position to resolve the Las Cruces dispute with the stay in place, CSW supports the maintenance of the stay as a means of avoiding disruption while a timely solution to the condemnation problem is sought by El Paso. See "El Paso Notification" below.

Preemption and Preclusion  Matters

       As previously reported, in late June 1994, intervenors and the staff of the Public Utility Commission of Texas (Texas Commission) filed testimony in the Texas regulatory proceedings relating to the Merger. The Corporation and El Paso later filed motions to strike the portions of such testimony relating to certain important issues they believe have already been conclusively decided by the Bankruptcy Court as part of its confirmation order, including issues of fairness of certain aspects of the Merger and the appropriateness of El Paso's reaquisition of the Palo Verde Nuclear Generating Station leased assets. The Corporation and El Paso filed a joint motion with the Bankruptcy Court seeking its

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determination as to what effect the confirmation order has on the issues raised in their motion to strike in the Texas proceedings.

       The administrative law judge hearing the Texas proceedings denied intervenor and Texas Commission staff procedural motions seeking to suspend the hearing until a determination of these issues and, subject to a binding determination to the contrary by the Bankruptcy Court, will decide the issues as part of the overall proceeding. This matter is pending before the Bankruptcy Court.

      On September 14, 1994, CSW submitted a notice of dismissal without prejudice with the Bankruptcy Court to remove CSW from the proceeding. In the notice, CSW stated that while it supports a timely resolution of the preemption issues, its participation is not necessary to a full and complete adjudication of the matters set forth therein.

Federal Energy Regulatory Commission (FERC) Application

      On September 1, 1994, CSW and El Paso asked the FERC to rehear its order that requires the companies to offer "comparable transmission service" to other electric utilities as a condition to approval of the companies' proposed Merger. In their filing, CSW and El Paso stated that this requirement represents a significant policy change and that the FERC has exceeded its authority under the Federal Power Act, which limits the FERC's discretion in establishing conditions to its approval of a merger only to those conditions necessary to mitigate any detriment to the public.

       The filing also stated that, until now, the FERC has sought to determine only whether a merger transaction would result in a detriment to the public interest and, to the extent the FERC found it necessary to ameliorate any such detriment, approved the transaction subject to appropriate conditions. CSW and El Paso contend that in this case, instead of following this historic approach, the FERC has applied to them a new standard without establishing that the facts of the Merger justify the change in the FERC's position.

       In seeking the rehearing, CSW and El Paso stated that they would offer comparable service if that is what is required, but that their willingness to do so would not relieve the FERC of its obligation to explain its decisions and support them by reference to substantial evidence of record.

       CSW and El Paso also have filed, as ordered by the FERC, proposed comparable-service revisions to their open-access transmission tariffs. The comparable-service revisions filed by CSW and El Paso affect tariffs that had been proposed previously for the El Paso electric system and that had been filed previously for Public Service Company of Oklahoma and Southwestern Electric Power Company, both of which are wholly-owned subsidiaries of CSW. The revised tariffs were submitted as evidence in the Merger case and would not become effective until after the Merger is completed.

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       In  the filing CSW and El Paso also stated that:  (i) The  FERC's requirement that transmission service be provided over facilities outside the Electric Reliability Council of Texas (ERCOT) at a single, systemwide rate is unsupported by substantial evidence and at odds with established FERC precedents; (ii) the FERC has no authority to order transmission service to Mexico, and (iii) the FERC's requirement that
allocation   of  benefits  from  the  Merger  be  set  for  hearing   is
inconsistent with precedents under Section 203 of the Federal Power Act.

       On September 9, 1994 the Texas Commission initiated an inquiry to determine whether the existing rates, terms and conditions of Central Power and Light Company and West Texas Utilities Company from transmission services provided over their ERCOT facilities continue to be just, reasonable, and nondiscriminatory under the Texas Public Utility Regulatory Act in light of the open access transmission tariffs CSW plans to file with the FERC in response to the FERC's recent order, discussed above. A prehearing conference in the inquiry docket has been scheduled for September 26, 1994.

El Paso Notification

       In a letter dated and delivered September 12, 1994 to El Paso attached as Exhibit 99, CSW notified El Paso that certain adverse developments jeopardize the completion of the companies' proposed Merger. CSW notified El Paso that because sales to customers in Las Cruces represent approximately 8% of El Paso's annual gross revenues, the favorable resolution of Las Cruces' dispute with El Paso, as described above, is a material element of CSW's bargain with El Paso. CSW advised El Paso that it will not close the transaction unless the Las Cruces matter is resolved in a favorable and timely manner.

        In addition, CSW cited other adverse matters that could potentially impact the Merger. These include: (i) the potential loss of other customers including military installations in El Paso's service area; (ii) cracking in steam generator tubes at the Palo Verde Nuclear Generating Station; (iii) intense political and regulatory opposition to the Merger; and (iv) the new "comparable transmission service" standard being imposed on the Merger by the FERC, as discussed above.

        CSW stated that the foregoing matters, individually and cumulatively, constitute a MAE or failure of other closing conditions which, unless timely resolved in accordance with the Merger Agreement, will preclude closing of the proposed Merger. CSW further stated that it continues to use its best efforts to consummate the proposed Merger.

       For a complete statement of the Corporation's position please see the letter attached as Exhibit 99.

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Other

        The Corporation is analyzing these and other developments regarding El Paso and its operations and is evaluating the possible adverse operational and financial effects those developments may have on El Paso or the Merger both now and in the future. The Corporation is currently continuing to pursue the receipt of all regulatory approvals required in order to consummate the Merger. The financial assumptions underlying the Modified Plan assume, among other things, that regulatory approvals necessary to implement acceptable rate treatment will be secured and that other conditions to the Merger are met on satisfactory terms. The Corporation can give no assurances, however, as to whether the required regulatory approvals will be received or other conditions to the Merger will be met on timely and satisfactory terms.

Other Available Information

       El Paso is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended and in accordance therewith files reports and other information with the Securities and Exchange Commission. For additional information concerning El Paso, see El Paso's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 and the documents referenced therein and its Annual Report on Form 10-K for the year ended December 31, 1993 and the documents referenced therein.

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Item 7.  Financial Statements and Exhibits

Exhibit:

Exhibit 99.  Letter from CSW to El Paso Dated September 12, 1994.

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SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of

1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        CENTRAL AND SOUTH WEST CORPORATION



Date:  September 14, 1994

                                        By: WENDY G. HARGUS
                                            Wendy G. Hargus
                                            Controller